Exhibit 10.1
AMENDMENT TO THE
MINERALS TECHNOLOGIES INC. SAVINGS AND INVESTMENT PLAN

WHEREAS, Minerals Technologies Inc. (the "Employer") sponsors the Minerals Technologies Inc. Savings and Investment Plan (the "Plan"); and
WHEREAS, the Employer reserved the right to amend the Plan; and
WHEREAS, the Employer desires to amend the Plan to add a Roth contribution feature to the Plan, permit Participants to convert vested non-Roth accounts to Roth accounts, permit Roth rollovers, to modify the in-service hardship distribution provision to reflect both elected optional provisions and required provisions of final Treasury regulations issued in September 2019, and permit forfeitures to fund safe-harbor contributions, QNECs, and QMACs;
NOW, THEREFORE, the Plan is hereby amended, effective as of January 1, 2020 unless otherwise set forth herein, as follows:
1.	Section 1.12 of the Plan is hereby amended by deleting it in its entirety and replacing it with the following:
“1.12
"FAIL-SAFE CONTRIBUTION" shall mean a qualified nonelective contribution which is a contribution (other than matching contributions or Qualified Matching Contributions (within the meaning of Section 10.2)) made by the Employer and allocated to Participants’ Accounts that the Participants may not elect to receive in cash until distribution from the Plan; that is nonforfeitable when allocated to a Participant’s Account, and that is distributable only in accordance with the distribution provisions under Section 40l(k) of the Code and the regulations promulgated thereunder.”

2.	Effective April 1, 2020, Section 4.1(a) of the Plan is hereby amended by deleting the first two paragraphs thereof in their entirety and replacing them with the following three paragraphs:
“(a)
Elections.  Subject to the provisions of Section 4.2 below, a Participant may elect to contribute to the Plan a portion of his Compensation for a Plan Year on a pre-tax basis and/or in the form of designated Roth contributions.  The amount of a Participant's Compensation contributed in accordance with the Participant's election shall be withheld by the Employer from the Participant's Compensation on a ratable basis throughout the Plan Year.  Except as otherwise provided in Section 7.9, elective deferrals contributed to the Plan as one type, either as a pre-tax or a designated Roth contribution, may not later be reclassified as the other type.  For purposes of making elective deferrals pursuant to this Section, only Compensation earned while eligible to make such deferrals shall be considered. The amount deferred on behalf of each Participant shall be contributed by the Employer to the Plan and allocated to the portions of the Participant's Account consisting of pre-tax contributions and/or designated Roth contributions, as the case may be.  No contributions other than designated Roth contributions, in-plan Roth conversion amounts, and properly attributable earnings shall be credited to the Participant’s Roth account, and gains, losses and other credits or charges shall be allocated on a reasonable and consistent basis to such account.

The Plan shall maintain a record of the amount of designated Roth contributions and in-plan Roth conversions, if any, that are in each Participant’s Roth account.
Except as otherwise provided in Section 4.1(e) below, each Participant may elect to contribute from two percent (2%) to twenty percent (20%) of such Participant's Compensation as aggregate pre-tax and/or a designated Roth contributions. Notwithstanding the foregoing, a Participant who is a member of the United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union Local 521, at Minteq International, Inc., Dover Ohio plant may make a election to defer on a pre-tax and/or Roth basis from one percent (1%) to one hundred percent (100%) of any flat rate bonus paid to him during the Plan Year that is categorized in the Employer's payroll records as a "Dover Bonus," but any such election shall be separate from the Participant's normal elections and shall be made in accordance with procedures established the Administrator.”
3.	Effective April 1, 2020, Section 4.4 of the Plan is hereby amended by deleting such section in its entirety and replacing it with the following:

“4.4	ROLLOVERS AND TRANSFERS OF FUNDS FROM OTHER PLANS. With the approval of the Administrator, there may be paid to the Trustee amounts which have been held under the following types of plans:

(1)	a qualified plan described in Section 401(a) or 403(a) of the Code, excluding after-tax employee contributions and including designated Roth contributions under Section 402A of the Code;
(2)	an annuity contract described in Section 403(b) of the Code, excluding after-tax employee contributions and including designated Roth contributions under Section 402A of the Code;
(3)
an eligible plan under Section 457(b) of the Code which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state, excluding after-tax employee contributions and including designated Roth contributions under Section 402A of the Code; and

(4)	an individual retirement account.
Any amounts rolled over on behalf of any Employee shall be nonforfeitable and shall be maintained under a separate Plan account.  Any amounts transferred (not rolled over) on behalf of any Employee shall be maintained in accordance with procedures established by the Plan Administrator and applicable law.  Amounts rolled over or transferred shall be paid in addition to amounts otherwise payable under this Plan.  The amount of any such account shall be equal to the fair market value of such account as adjusted for income, expenses, gains, losses, and withdrawals attributable thereto.”

4.	Effective April 1, 2020, Article Seven of the Plan is hereby amended by adding the following new subsection:

“7.9
IN-PLAN ROTH CONVERSIONS.  Effective April 1, 2020, an active or terminated Participant may elect to transfer amounts from his non-Roth Account to his Roth account under the Plan in accordance with Section 402A(c)(4) of the Code and regulatory guidance and procedures established by the Administrator.  Such transfer is irrevocable once made.  The Plan will maintain such records as are necessary for the proper reporting of in-plan Roth conversions.  A Participant may withdraw amounts that have been so transferred only when the Particpant is eligible for a withdrawal or a distribution from the Account that is the source of such transferred amounts.”

5.	Section 8.2 of the Plan is hereby amended by deleting such section in its entirety and replacing with the following:

“8.2
HARDSHIP DISTRIBUTIONS. In the case of a financial hardship resulting from a proven immediate and heavy financial need, an active Participant may receive a distribution not to exceed the lesser of (i) the value of the Participant's vested Account, without regard to Fail Safe Contributions, Employer Safe-Harbor Basic Matching Contributions under Section 4.3(a), any Safe-Harbor Matching Contributions transferred from the AMCOL Plan, any Special Employer Contributions under 4.3(c) or transferred from the AMCOL Plan, any Dover Employer Matching Contributions under 4.3(d), any Annual Dover Contributions under 4.3(e), and Qualified Match Contributions (within the meaning of 10.2), or (ii) the amount necessary to satisfy the financial hardship. The amount of any such immediate and heavy financial need may include any amounts necessary to pay Federal, state or local income taxes reasonably anticipated to result from the distribution. Such distribution shall be made in accordance with nondiscriminatory and objective standards and procedures consistently applied by the Administrator. For purposes of this Section, an active Participant shall include an Employee who has severed employment with the Employer but is still employed by a member of the Employer’s related group (as defined in Section 2.4(b)) and who has an Account under the Plan.

Hardship distributions under this Section shall be deemed to be the result of an immediate and heavy financial need if such distribution is to: (a) pay expenses for (or to obtain) medical care that would be deductible under Section 213(d) of the Code determined without regard to whether the expenses exceed seven and one-half percent (7.5%) of adjusted gross income; (b) purchase the principal residence of the Participant (excluding mortgage payments); (c) pay tuition and related educational fees for the next twelve (12) months of post-secondary education for the Participant, Participant's spouse, or any of the Participant's dependents (as defined in Section 152 of the Code, and without regard to Section 152(b)(1), (b)(2) and (d)(1)(B) of the Code); (d) prevent the eviction of the Participant from his principal residence or foreclosure on the Participant's principal residence; (e) pay funeral or burial expenses for the Participant’s deceased parent, spouse, children or dependents (as defined in Section 152 of the Code, and without regard to Section 152(d)(1)(B) of the Code); (f) repair damage to the Participant’s principal residence that would qualify for a casualty loss deduction under Section 165 of the Code (determined without regard to whether the loss exceeds ten percent (10%) of adjusted gross income, and effective January 14, 2019 determined without regard to whether the loss is as a result of a federally declared disaster), or (g) pay expenses and losses (including loss of income) incurred by the Participant on account of a disaster declared by the Federal Emergency Management Agency (FEMA) under the Robert T. Stafford Disaster Relief and Emergency Assistance Act, Pub. L. 100-707, provided that the Participant’s principal residence or principal place of employment at the time of the disaster was located in an area designated by FEMA for individual assistance with respect to the disaster. Distributions paid pursuant to this Section shall be deemed to be made as of the Valuation Date immediately preceding the hardship distribution, and the Participant's Account shall be reduced accordingly.
A distribution shall be deemed necessary to satisfy an immediate and heavy financial need of a Participant if all of the following requirements are satisfied:

(1)	The distribution is not in excess of the amount of the immediate and heavy financial need of the Participant;
(2)	The Participant has obtained all currently available distributions, other than hardship distributions, under all plans maintained by the Employer; and
(3)
The Participant represents, in accordance with procedures established by the Administrator, that he has insufficient cash or other liquid assets reasonably available to satisfy the financial need.  The Administrator may rely on the Participant’s representation unless the Administrator has actual knowledge to the contrary.

Any cessation of elective deferrals pursuant to this section 8.2 and taking effect on or before December 31, 2019 shall remain in effect as determined by the terms of the Plan and administrative policies then in place.
6.	Section 10.1 of the Plan is hereby amended by adding the following sentence to the end of the first paragraph thereof:
“For Plan Years beginning after December 31, 2019, Distribution of Excess Elective Deferrals for a year shall be made first from the portion of the Participant’s vested account consisting of any pre-tax contributions made under Section 4.1, then from any “designated Roth contributions” made under Section 4.1, unless the Participant specifies otherwise in accordance with the rules and procedures established by the Administrator.”
7.	Section 10.2(a) of the Plan is hereby amended by deleting the second and third paragraph thereof in their entirety and replacing them with the following:

“Amounts contributed as elective deferrals under Section 4.1(a) and, if so elected by the Employer, "Qualified Matching Contributions" (as defined below) and any Fail-Safe Contributions made under this Section, are considered to be amounts deferred pursuant to Section 401(k) of the Code.  For purposes of this Section, these amounts are referred to as the "deferred amounts."  For purposes of the "actual deferral percentage test" described below, (i) such deferred amounts must be made before the last day of the twelve (12)-month period immediately following the Plan Year to which the contributions relate, and (ii) the deferred amounts must relate to Compensation that (A) would have been received by the Participant in the Plan Year but for the Participant’s election to make deferrals, (B) is attributable to services performed by the Participant in the Plan Year, or (C) is contributed in the form of “designated Roth contributions” pursuant to Section 402A of the Code, and, but for the Participant’s election to make deferrals, would have been received by the Participant within two and one-half (2½) months after the close of the Plan Year.  The Employer shall maintain records sufficient to demonstrate satisfaction of the actual deferral percentage test and the deferred amounts used in such test.
For purposes of this Section, "Qualified Matching Contributions" shall mean matching contributions that are nonforfeitable when allocated to Participants’ Accounts under the Plan, are subject to the distribution limitations under Section 1.401(k)-1(d) of the Treasury Regulations and satisfy Section l.401(k)-2(a)(6) of the Treasury Regulations.”
8.	Section 10.2(b)(4) of the Plan is hereby amended by deleting it in its entirety and replacing it with the following:

"(4)
Accounting for Excess Contributions.  Excess contributions shall be distributed from that portion of the Participant's Account attributable to such deferred amounts as follows: first from any pre-tax contributions made under Section 4.1, then from any “designated Roth contributions” made under Section 4.1, unless the Participant specifies otherwise in accordance with the rules and procedures established by the Administrator."

9.	Except as hereinabove amended, the provisions of the Plan shall continue in full force and effect.

IN WITNESS WHEREOF, the Employer, by its duly authorized officer, has caused this Amendment to be executed on the 16th day of July, 2020.
MINERALS TECHNOLOGIES INC.
By:  /s/ Thomas J. Meek